Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE			December 15, 2004
BUTLER NATIONAL CORPORATION - REPORTS SECOND QUARTER FY 2005 PROFIT ON INCREASED REVENUES Net Sales Increases 146% For Three Months, 153% For Six Months

[OLATHE, KANSAS], December 15, 2004, - On December 14, 2004 Butler National Corporation (OTCBB: BUKS), filed its Quarterly Report for the quarter ending October 31, 2004, on Form 10-Q pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Historical selected financial data related to all operations:
	Quarter Ended October 31			Six Months Ended October 31
	(In thousands except per share data)			(In thousands except per share data)
	2004	2003	2002	2004	2003	2002

Net Sales	$5,931	$2,363	$1,598	$11,102	$4,387	$2,773
Operating Income	667	140	88	1,167	370	(31)
Net Income	582	105	54	1,006	306	(93)
Per Share Net Income	.01	.00	.00	.03	.01	(.00)
Total Assets	14,670	9,697	9,370	14,670	9,697	9,370
Long-term Obligations	1,314	1,672	1,228	1,314	1,672	1,228
Shareholders' Equity	7,702	6,000	5,460	7,702	6,000	5,460
New Product Research and Development Cost	303	416	291	631	729	595
nr = not reported
Highlights of the report include:
  The increase in sales for fiscal year 2005 is due to an increase in business in the Aircraft Modifications and Avionics related Classic Aviation Products.
  Sales for the first six months fiscal year 2005 were $11.1 million, an increase of $6.7 million
  Sales for the second quarter fiscal year 2005 ended October 31, 2004 increased 146% or $3.5 million to $5.9 million as compared to $2.4 million from the same period last year.
  Operating income for the first six months fiscal year 2005 increased $797,000 (215%) after deducting a research and development charge of $631,318, primarily related to product improvements in Avionics and Aircraft Modifications.
  Backlog at October 31, 2004 was $11,700,000 compared to $11,456,000 at April 30, 2004 and $6,800,000 at October 31, 2003.

Management Comments:

Clark D. Stewart, President of the Butler National said, "We just completed the first six months of fiscal year 2005 on target with our Classic product development plans. Our focus on Classic Aviation Products allowed us to invest in product development and market refinement as an expense, 6% of sales, and show over a million dollar profit. We also just completed our third profitable year, April 30, 2004, and exceeded the 2004 profit by 37% in the first half of fiscal 2005. We continue development of new products to stabilize our long-term revenues, including RVSM for the Learjet 20 series and the Falcon 20 series airplanes, weapon control systems, expanded professional services, and extension of our gaming management segment.

Our determination to focus Butler National Corporation on 'Classic' Aviation Products, consistent with our long and significant heritage as a manufacturer of airline avionics equipment and as a modification facility for aircraft in service is beginning to make a positive showing on the financial statements. We intend to provide Classic Aviation Products that will support and promote continued safe commercial and general aviation. Our plans are to provide support to in-service aircraft that will operate with a positive cost benefit into the middle of the 21st century.

Currently, our backlog is almost $12 million that reflects the potential to realize the results of our product development efforts. We must continue working hard to ship the backlog, replace the backlog with new orders and further take advantage of these new products. We should note that our April 30, 2004 backlog was approximately equal to our sales during the first half of fiscal 2005. We are pleased to see the growth in our backlog for our new Classic Aviation Products and Services. Significant accomplishments were made by all operating segments. However, because of our major investment in product development, we may not always maintain smooth and continuous quarterly profits.

I am pleased with the continued progress and very hard work by our people in this fiscal year. Many programs and projects are being established to continue this progress into the future. We are looking forward to a very good year in fiscal 2005."

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT: William A. Griffith, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062 Jim Drewitz, Public Relations jdrewitz@comcast.net	Phone (913) 780-9595 Fax (913) 780-5088 Phone (972) 355-6070
For more information, please visit the Company web site: www.butlernational.com -End-